EXHIBIT 99.1
August 2006
Dear Fellow Shareholders,
So far in 2006, Winland has achieved key milestones, including renewal of a key contract with our largest customer, surpassing $8 million in quarterly revenue in the first quarter, and then $10 million in quarterly revenue in the second quarter. While our recent performance has made me tremendously proud in the efforts of our team and reinforced my confidence in Winland’s future, I recognize the challenges ahead and have been reminding Winland’s employees that there is much work still to be done.
This success has not come without its challenges. The rapid influx of new product lines has strained our technical capacity, and we addressed this by increasing our investment in our technical staff, adding talented new people with expertise and creativity. Regarding our proprietary products, we identified a problem in our EnviroAlert product, and we immediately reacted by offering all customers a product update. The product update created a one-time reserve of $415,000 for the quarter, but the response from our customers has been excellent, and many said they see this initiative as commitment and support of our products in the market. After the announcement of the replacement offer, sales of these products returned to normal levels. Quality is of paramount importance to Winland, both in our EMS and our proprietary products division, and we believe this issue will not be repeated.
The work we’ve done in the last six months enabled us to report another record-breaking quarter for the Company in the second quarter, as we surpassed the $10 million mark in revenue for the first time in company history. This follows surpassing the $8 million mark for the first time in the first quarter of 2006. But we know that after the third quarter of this year, Select Comfort, our largest customer, will begin to transition part of their business — eventually one-half of its business — from Winland to another EMS provider as part of their vendor diversification strategy.
During the second quarter, we improved our customer diversification and reduced our dependence on Select Comfort. This transition is due to the ongoing efforts of our dedicated sales team, as they have enabled us to expand our market share in traditional industries and expand into new industry segments. It’s also a testament to the hard work of our proprietary products team, which has revitalized our line of Critical Environmental Sensors and Security Retail products, providing Winland with another platform for growth and contributing higher margin revenue to our overall mix.
Another ongoing challenge relates to margin pressure. The shift to overseas manufacturing has created significant margin pressure, and this will not change in the near-term. This has caused margins to decline below our traditional 20 percent threshold, to 15.1 percent for the second quarter which included the one time reserve charge for the EnviroAlert product update. Going forward, we will have to adjust to this new margin level. We continue to operate profitably, a challenge in our industry and a testament to the efforts of our team. We have differentiated Winland in terms of marketing positioning and financial performance from the scores of contract manufacturers who have struggled.
Our financial performance and the health of our balance sheet have enabled us to explore potential merger and acquisition opportunities. We believe there are many acquisition opportunities in our industry, including companies that have not been as successful as we have been. We are looking to identify M&A opportunities which would be accretive to our earnings, expand our technology, and provide new markets for us to rapidly enter. I realize that this has been mentioned in several letters now, with no acquisitions or mergers yet announced. We believe we are in a position to be selective and will be patient to look at opportunities that are strategically aligned with our vision of the future.
During the quarter, we renewed our credit lines with our current bank and maintained excellent cash conversion cycles to preserve our strong balance sheet. We were also nominated as a finalist in the Best Product Development Team category and the Best Customer Service Team category in The 2006 American Business Awards. Known as the “Stevies,” the American Business Awards are the only national, all-encompassing business awards program honoring great performances in the workplace. We are exceptionally proud to have been nominated for this honor.

As always, I would like to thank you, our shareholders, for the patience and support you have shown. We remain committed to delivering solid operating results and continuing to make Winland a stronger company.
Sincerely,
/s/ Lorin Krueger
Lorin Krueger
President & CEO
Cautionary Statements
Certain statements contained in this letter and other written and oral statements made from time to time by the company do not relate strictly to historical or current facts. As such, they are considered forward-looking statements, which provide current expectations or forecasts of future events. The statements included in this letter with respect to (i) Select Comfort’s transition of part of its business to another EMS provider after the third quarter; (ii) improvement in our customer diversification; (iii) our need to adjust to reduced margin levels going forward; and (iv) looking for merger and acquisition opportunities, are forward looking statements. These statements involve a variety of risks and uncertainties, known and unknown, that may cause actual results to vary materially from those contemplated by such forward looking statements. These risks and uncertainties include, among others, the risks that (i) Select Comfort may reduce the amount of its business with Winland more than currently anticipated, or cease doing business with Winland; (ii) we may be unable to succeed in our diversification efforts due to lack of market acceptance of existing or new products, competitive pressures or other factors , (iii) margin levels may continue to fall due to competition from foreign EMS sources and increased costs relating to the development or revision of products; and (iv) attractive acquisition candidates often have multiple bidders and the Company may not be able to compete with better-financed or better-capitalized bidders or negotiate a transaction beneficial to the Company’s shareholders. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially from those anticipated in such forward looking statements.
WINLAND ELECTRONICS, INC.
BALANCE SHEET HIGHLIGHTS
June 30, 2006 and December 31, 2005

	June 30, 2006	December 31, 2005
	(Unaudited)
Cash	337,096	865,181
Total Current Assets	11,433,420	9,017,949
Net Property and Equipment	5,555,845	4,928,137
Total Assets	16,992,898	13,947,494
Total Current Liabilities	5,573,656	3,025,831
Total Long-Term Liabilities	1,607,139	1,841,302
Stockholder’s Equity	9,812,103	9,080,361
Total Liabilities and Equity	16,992,898	13,947,494

WINLAND ELECTRONICS, INC.
STATEMENTS OF INCOME
For the Three Months and Six Months Ended June 30, 2006 and 2005
(UNAUDITED)

	Three Months Ended		Six Months Ended
	2006	2005	2006	2005
Net sales	$10,661,222	7,129,363	18,808,431	14,142,755
Cost of sales	9,054,234	5,250,478	15,545,662	10,564,622

Gross profit	1,606,988	1,878,885	3,262,769	3,578,133

Operating expenses:
General and administrative	618,472	448,566	1,211,504	957,984
Sales and marketing	389,972	340,567	803,877	676,700
Research and development	120,329	174,852	267,151	399,068

	1,128,773	963,985	2,282,532	2,033,752

Operating income	478,215	914,900	980,237	1,544,381

Other income (expenses):
Interest expense	(30,596)	(30,164)	(59,379)	(59,973)
Other, net	(7,820)	44,803	4,963	58,945

	(38,416)	14,639	(54,416)	(1,028)

Income before income taxes	439,799	929,539	925,821	1,543,353

Income tax expense	(149,000)	(363,000)	(324,000)	(602,000)

Net income	$290,799	$566,539	$601,821	$941,353

Earnings per common share:
Basic	$0.08	$0.16	$0.17	$0.27
Diluted	0.08	0.16	0.16	0.26

Weighted-average number of common shares outstanding:
Basic	3,563,164	3,508,073	3,548,819	3,480,544
Diluted	3,669,749	3,631,577	3,660,037	3,622,411

Investor information
Symbol/Exchange: WEX/Amex
Transfer agent
Registrar & Transfer
Cranford, NJ 07016
800-368-5948
Investor relations contacts

Hayden Communications	Lorin Krueger, President & CEO
Matt Hayden, President	Linda Annis, Manager of Administration
1401 Havens Drive, Suite 100	Winland Electronics, Inc.
North Myrtle Beach, SC 29582	1950 Excel Drive
843/272-4653	Mankato, MN 56001
www.haydenir.com	507/625-7231
www.winland.com